Exhibit 99.1

2780 Waterfront Pkwy. E. Dr. Suite 200 Indianapolis, IN 46214

Phone: 317-328-5660 Fax: 317-328-5668 Sales: 1-800-437-3188 www.calumetspecialty.com

Investor/Media Inquiry Contact: Alpha IR Group, Chris Hodges or Joe Caminiti

Phone: 312-445-2870, CLMT@alpha-ir.com

FOR IMMEDIATE RELEASE

Calumet Specialty Products Partners, L.P. Announces Closing of $550 Million Offering of Senior Unsecured Notes due 2025

Company refinances 2021 notes and significantly reduces total debt outstanding

INDIANAPOLIS — (PR NEWSWIRE) — October 11, 2019 — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Company”, “Partnership” or “Calumet”), a leading independent producer of specialty hydrocarbon and fuels products, today announced that it has successfully completed a $550 million offering of new senior unsecured notes maturing in 2025 (the “Offering”).

Transaction Highlights:

•	Completes effort to address original $900 million of notes maturing in 2021, with maturity of new notes at 5.5 years
•	Net proceeds of the Offering plus borrowings under revolver and cash on hand to be used to redeem all existing senior notes due 2021
•	Estimated annual interest expense of approximately $138 million based on current capital structure is significantly lower than the approximately $156 million of interest expense reported in 2018
•	Issuing the new notes in the unsecured market provides optionality to address 2022 and 2023 maturities with free cash flow, asset sales, or refinancing, and preserves current credit ratings, enabling access to improved trade credit

“We are very pleased to complete the refinancing of our near-term debt,” stated Tim Go, Chief Executive Officer of Calumet. “The refinancing of our 2021 notes successfully addresses the remaining $761 million of the original $900 million of 2021 notes and reflects the continued support of our investors in our ongoing transformation efforts.”

West Griffin, Chief Financial Officer of Calumet continued, “Completing the refinancing of Calumet’s largest and most near-dated debt obligation marks meaningful progress in our efforts to improve our balance sheet. Not only are the economics of the transaction nearly breakeven to the Company’s cash flows, but by successfully issuing in the unsecured market, Calumet will have more options to address future debt maturities. Additionally, by staying in the unsecured market, the Company has protected its improved credit ratings and preserved important strategic gains such as improved access to trade credit. Now that the transaction is complete, Calumet can look towards the next step to enhancing its balance sheet and capital structure, and we look forward to continuing the positive momentum of our transformation.”

Following this closing of the new 2025 notes, and with all other conditions having been met, the previously-announced expansion of Calumet’s borrowing base under its asset-based revolving loan facility (the “ABL” or the “facility”) went into effect. Accordingly, the Company borrowed $99.5 million under the facility, the proceeds of which, together with proceeds from the offering of the new notes and cash on hand, will be used to retire the 2021 notes. This LIBOR-based revolving loan accrues interest at LIBOR plus 150 basis points. Closing of the redemption of the 2021 notes is scheduled to occur on October 21, 2019.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful.

About Calumet Specialty Products Partners, L.P.

Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) is a master limited partnership and a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products; produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana, and operates eleven manufacturing facilities located in northwest Louisiana, northern Montana, western Pennsylvania, Texas, New Jersey and eastern Missouri.

For further information: Investor/Media Inquiry Contact: Alpha IR Group, Joe Caminiti or Chris Hodges, Phone: 312-445-2870, CLMT@alpha-ir.com

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The statements discussed in this press release that are not purely historical data are forward-looking statements, including, but not limited to, the statements regarding our expectations regarding our anticipated redemption of our 2021 notes and refinancing of our 2022 notes and 2023 notes as well as statements regarding our business outlook and cash flows. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause our actual results to differ materially from our historical experience and our present expectations. For additional information regarding known material risks, uncertainties and other factors that can affect future results, please see our filings with the Securities and Exchange Commission, including our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.